Exhibit (a)(5)(ii)

PIONEER FLOATING RATE TRUST ANNOUNCES COMMENCEMENT OF TENDER OFFER

FOR IMMEDIATE RELEASE

November 23, 2020

Boston, Massachusetts— Pioneer Floating Rate Trust (NYSE: PHD) (the “Fund”) announced today that it has commenced a tender offer. The Fund will purchase up to 50% of the Fund’s outstanding common shares (the “Shares”) at a price per Share equal to 98.5% of the net asset value per Share as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the business day immediately following the expiration date of the tender offer. The tender offer will expire on December 22, 2020 at 5:00 p.m. Eastern Standard Time, unless the offer is extended by the Fund in its sole discretion. The Fund previously announced its intention to conduct the tender offer in a press release dated August 31, 2020.

Additional terms and conditions of the tender offer are set forth in the Fund’s tender offer materials, which are being distributed to holders of Shares. The Fund will repurchase Shares tendered and accepted in the tender offer in exchange for cash. In the event more than 50% of the Shares are tendered, and not withdrawn, the Fund will purchase Shares from tendering shareholders on a pro rata basis. Accordingly, shareholders cannot be assured that the Fund will purchase all of a shareholder’s tendered Shares.

Tender Offer Statement

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Fund and the above statements are not intended to constitute an offer to participate in any tender offer. The tender offer will be made only by an offer to purchase, a related letter of transmittal, and other documents, to be filed with the Securities and Exchange Commission (the “SEC”) as exhibits to the tender offer statement on Schedule TO. Shareholders of the Fund should read the offer to purchase and tender offer statement on Schedule TO and related exhibits, as they will contain important information about the tender offer. These and other filed documents will be available to investors free of charge both on the SEC’s website, http://www.sec.gov, and from the Fund, by calling AST Fund Solutions, LLC, the Fund’s information agent for the tender offer, at (877) 478-5039 (toll-free).

About Pioneer Floating Rate Trust

The Fund is a closed-end investment company traded on the NYSE under the symbol PHD. The Fund seeks a high level of current income. The Fund also seeks capital preservation as a secondary objective to the extent consistent with its primary objective.

About Amundi Pioneer Asset Management

Amundi Pioneer is the U.S. business of Amundi, Europe’s largest asset manager by assets under management and ranked among the ten largest globally[1]. Boston is one of Amundi’s six main global investment hubs and offers a broad range of fixed-income, equity, and multi-asset investment solutions in close partnership with wealth management firms, distribution platforms, and institutional investors across the Americas, Europe, and Asia-Pacific. Our long history of proprietary research, robust risk management, disciplined investment processes, and strong client relationships has made Amundi Pioneer an investment advisor of choice among leading institutional and individual investors worldwide. Amundi Pioneer had approximately $89 billion in assets under management as of September 30, 2020.

[1]	Source IPE “Top 500 asset managers” published in June 2020 and based on AUM as of end December 2019.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and such statements are intended to qualify for the safe harbors from liability established by the PSLRA. All statements other than statements of historical fact are forward-looking and can sometimes be identified as such by the context of the statements, including words such as “believe,” “could,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “should,” “intend,” “possible,” “continue” “project,” “estimate,” “guidance” and other similar terms and phrases, whether in the negative or affirmative, although not all forward-looking statements include these words. Similarly, statements that describe the objectives, plans, or goals of the Fund or its investment adviser are forward-looking. Such forward-looking statements are based upon the Fund’s current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. Because such statements include risks, uncertainties and contingencies, actual events may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Fund’s Annual Report to Shareholders on Form N-CSR for the fiscal year ended November 30, 2019, and its subsequent filings with the SEC which are available at http://www.sec.gov. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, the Fund undertakes no obligation to update publicly these statements for any reason, whether to reflect new information or the occurrence of unanticipated events or otherwise, following the date of this press release.

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Media Inquiries Please Contact: Geoff Smith, 617-422-4758

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